Exhibit 4.1
AMENDMENT NO. 3
TO
RIGHTS AGREEMENT
          This AMENDMENT NO. 3 TO RIGHTS AGREEMENT (the “Amendment”) is entered into as of January 16, 2007, between Idera Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and Mellon Investor Services LLC, a New Jersey limited liability company, as Rights Agent (the “Rights Agent”). Capitalized terms not otherwise defined herein shall have the meanings given them in the Rights Agreement, dated as of December 10, 2001, as amended (the “Rights Agreement”), between the parties hereto.
RECITALS
WHEREAS, the Board has previously determined that it was in the best interest of the Company to amend, and the Company did so amend, the Rights Agreement to modify the definition of Exempted Person to exclude a certain stockholder of the Company from such definition in specified circumstances;
WHEREAS, the Board has determined that it is in the best interest of the Company to further modify such definition of Exempted Person to increase the number of shares such stockholder may hold;
WHEREAS, the address of the General Counsel of the Rights Agent has changed; and
WHEREAS, the Company has determined that the Rights Agreement be amended in accordance with Section 27 of the Rights Agreement, as set forth herein, and the Rights Agent is hereby directed to join in the amendment to the Rights Agreement as set forth herein.
AGREEMENT
NOW THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:
1.        Section 1(oo) of the Rights Agreement is hereby amended to read in its entirety as follows:
“(oo)	“Exempted Person” shall mean Baker Brothers Investments, together with all of its Affiliates and Associates (“Baker Brothers”), unless and until such time as Baker Brothers, directly or indirectly, becomes the Beneficial Owner of more than 5,375,000 shares (subject to appropriate adjustment to reflect any stock split, reverse stock split, stock dividend, combination, reclassification or other similar recapitalization affecting such shares) of the Common Stock (disregarding for purposes of this calculation any shares of Common Stock purchased by Baker Brothers pursuant to the participation right (the “Participation Right”) set forth in Section 5.2 of that certain Common Stock Purchase Agreement, dated March 24, 2006, by and among the Company and the purchasers listed in Exhibit A thereto (the “CSP Agreement”)). Notwithstanding the preceding sentence, if following the date on which its Participation Right terminates in accordance with the CSP Agreement, Baker Brothers, directly or indirectly, is or becomes the Beneficial

Owner of less than 14% of the Common Stock then outstanding, Baker Brothers immediately shall cease to be an Exempted Person. The Company acknowledges that the Rights Agent has no knowledge of the CSP Agreement.”
2.        The second paragraph of Section 26 of the Rights Agreement is hereby amended to read as follows:
“Subject to the provisions of Section 21, any notice or demand authorized by this Agreement to be given or made by the Company or by the holder of any Rights Certificate to or on the Rights Agent shall be sufficiently given or made if sent by first-class mail, postage prepaid, addressed (until another address is filed in writing with the Company) or by facsimile transmission as follows as follows:

Mellon Investor Services LLC
111 Founder’s Plaza 11th Floor
East Hartford, CT 06108
Attention: Relationship Manager
Facsimile No.: (860) 528-6472

with a copy to:

Mellon Investor Services LLC
480 Washington Boulevard
Jersey City, NJ 07310
Attention: General Counsel
Facsimile No.: (201) 680-4610”
3.        Except as amended hereby, the Rights Agreement shall remain unchanged and shall remain in full force and effect.
4.        This Amendment may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.
5.        This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of Delaware applicable to contracts made and to be performed entirely within Delaware; provided, however, that all rights, duties and obligations of the Rights Agent shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such state.
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IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their respective duly authorized representatives as of the date first above written.

IDERA PHARMACEUTICALS, INC.
By:	/s/ SUDHIR AGRAWAL
	Name:	Sudhir Agrawal
	Title:	Chief Executive Officer

MELLON INVESTORS SERVICES LLC, as Rights Agent
By:	/s/ JOHN J. BORYCZKI
	Name:	John J. Boryczki
	Title:	Client Relationship Executive